UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2020

TARONIS FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-56101	32-0547454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

24980 N. 83rd Avenue, Suite 100

Peoria, AZ 85383

(Address of principal executive offices) (Zip Code)

(866) 370-3835

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2020, Scott Mahoney tendered his resignation as the Company’s Interim Chief Financial Officer and Interim Treasurer so that the Company could hire Edward J. Fred (described below). Mr. Mahoney will continue to serve as the Company’s Chief Executive Officer, President, and as a member of the Company’s Board of Directors. Mr. Mahoney’s resignation from his temporary appointment to the Interim Chief Financial Officer and Interim Treasurer roles is not the result of any disagreement with the policies, practices, or procedures of the Company.

On December 24, 2020, the Board of Directors of the Company appointed Edward J. Fred to serve as the Company’s new Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Fred, age 62, was the principal of EJF Consulting and TEE Enterprises, which are managerial consulting firms he founded in 2018 and 2015, respectively. Prior to founding EJF Consulting and TEE Enterprises, from 2015 to 2018 he was the Chief Executive Officer and President of Origo Acquisition Corp., an investment vehicle designed to bring a privately-held company to the public marketplace. Mr. Fred retired in March 2014 as the Chief Executive Officer and President of CPI Aero, a publicly-held aerospace company listed on the NYSE MKT (symbol: CVU), now known as the NYSE American. Mr. Fred previously was a member of the American Stock Exchange’s and NYSE’s listed Company Councils, which advised the exchanges on the needs of smaller public companies. He previously served on the Board of Directors and was the Audit Committee Chairman of Interlink Electronics and on the Board of Directors and Audit Committee of TOMI Environmental Solutions. He graduated from Dowling College in 1980 with a BBA in Accounting, and went to work in the accounting department of Borden, Inc., a Fortune 50 food conglomerate. After leaving Borden, he spent two and a half years with Sterling Drug, before going to work for Grumman Aerospace Corporation for 10 years. Mr. Fred also holds an Executive MBA from Hofstra University.

Mr. Fred will serve as the Company’s Chief Financial Officer and Treasurer for a term of two years, with the possibility for extension upon the mutual agreement of the Company and Mr. Fred. During this time, Mr. Fred will be paid an annual base salary of $250,000 and is eligible to participate in the Company’s Executive Bonus Plan (the “Bonus Plan”), pursuant to which she will be eligible to receive annual cash and/or equity bonuses between 100% and 300% of his annual base salary. The actual amount of any annual bonus, and his entitlement to any annual bonus, will be subject to the terms of the Bonus Plan. Mr. Fred will also have the opportunity to earn grants of the Company’s common stock upon the achievement of various Company performance objectives. In connection with Mr. Fred’s appointment, he will be granted a signing bonus of $50,000 and 62,600 shares of the Company’s common stock, which vests in approximately equal monthly installments over a one-year period. Mr. Fred will also be entitled to certain other benefits offered to similarly situated executive level employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2020	TARONIS FUELS, INC.

	By:	/s/ Scott Mahoney
	Name:	Scott Mahoney
	Title:	Chief Executive Officer